HAYS SERIES TRUST

FIrst AMENDMENT TO THE

ADMINISTRATIVE SERVICES AGREEMENT

THIS FIRST AMENDMENT dated as of the 31st of October, 2016, to the Administrative Services Agreement, dated as of July 31, 2015 (the “Administrative Services Agreement”), is entered into by and between HAYS SERIES TRUST, a Delaware statutory trust (the “Trust”) and HAYS ADVISORY, LLC, a Tennessee limited liability company (“Hays Advisory”).

WHEREAS, each of the Trust and Hays Advisory is a party to the Administrative Services Agreement; and

WHEREAS, each of the Trust and Hays Advisory desires to amend: (1) Exhibit A to the Administrative Services Agreement to reflect the termination of the Hays US Opportunity Fund as a series of the Trust and (2) Exhibit C for the purposes of amending the Fee Schedule;

NOW, THEREFORE, the parties agree as follows:

1.       Exhibit A to the Administrative Services Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.       Exhibit C to the Administrative Services Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

3.       Except to the extent amended hereby, the Administrative Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HAYS SERIES TRUST                     HAYS ADVISORY, LLC

By:/s/ Jeffrey Hays                            By:/s/ Jeffrey Hays

Jeffrey Hays, President                     Jeffrey Hays, President

Exhibit A

Series of the Trust

(As of October 31, 2016)

The following Funds are covered under this agreement:

Hays Tactical Multi-Asset Fund

Exhibit C

Fee Schedule

A.                 Fee Schedule.

The Trust shall pay Hays Advisory an annual fee equal to 0.02% of the aggregate average daily net assets on assets up to $250 million and 0.015% of the aggregate average daily net assets on assets in excess of $250 million but less than $1 billion and 0.01% of the aggregate average daily net assets on assets of $1 billion or more, calculated and billed quarterly in arrears, except as provided in Section 5.

B.                 Out-Of-Pocket and Related Expenses

The Trust shall also reimburse Hays Advisory for reasonable out-of-pocket and related expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following: communications; postage and delivery services; record storage and retention; reproduction; and any other expenses incurred in connection with the provision of the services pursuant to this Agreement.